Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jeff Beckman
717-534-7556	717-534-8090
HERSHEY UPDATES FINANCIAL OUTLOOK FOR 2015

•	North America on track to deliver on 2015 financial and market share objectives

•	China confectionery growth below expectations

•	Outlook for 2015 net sales and earnings per share-diluted updated
HERSHEY, Pa., June 19, 2015 - The Hershey Company today announced that it has updated its financial outlook for 2015. The company’s North America confectionery business is on track to deliver on its 2015 financial objectives, driven by solid gross margin expansion, and continues to gain market share. New product and Halloween orders are solid and the company expects this segment to build on its momentum in the second half of the year.
In China, Hershey chocolate growth was below expectations in April and May. As a result, the company has tempered its expectations for organic net sales and operating income growth. Macroeconomic challenges and trends are effecting consumer shopping behavior resulting in continued softness within the China modern trade, particularly the tier one hypermarkets where the company generates the majority of its chocolate sales. Additionally, increased chocolate category competitive activity and the accelerated momentum of e-commerce and online purchases are impacting results and prolonging trade inventory destocking. Over the remainder of the year and in 2016, the company’s efforts related to its chocolate business in China will focus on: distribution gains in smaller format stores, core SKUs and brands that deliver the highest return and determination of the optimal organization structure to drive future growth.

The company is moderating its full-year net sales expectation for the Shanghai Golden Monkey (SGM) acquisition. Recent market visits with valuable sales and distribution networks have indicated that the slowdown in the economy is affecting many consumers resulting in lower than expected retail velocities. Additionally, distributor trade inventory is at greater than optimal levels. The company also is working with representatives of Shanghai Golden Monkey Food Joint Stock Co., Ltd., to reassess the value of the business, including the 20% of outstanding shares that Hershey is scheduled to acquire on the one-year anniversary of the initial close as well as other assets acquired in connection with the acquisition.
The company estimates full-year 2015 net sales will increase around 2.5% to 3.5%, including a net benefit from acquisitions and divestitures of about 1.5 percentage points and unfavorable foreign currency exchange of approximately 1.5 percentage points. Excluding unfavorable foreign currency exchange rates, full-year net sales are expected to increase about 4.0% to 5.0%. This is less than the previous estimate of 6.0% to 7.0%, primarily due to lower than expected confectionery category growth within the China modern and traditional trades that has impacted the company’s chocolate and SGM businesses. For the full year, the company expects gross margin expansion of 135 to 145 basis points as solid North America gains, driven by price realization, are partially offset by the impact of increased direct trade related to the China trade inventory destocking. As a result, full-year reported earnings per share-diluted, including charges related to the productivity program announced today in a separate press release of $0.29 to $0.35 per share-diluted, is expected to be in the $3.62 to $3.79 range. In 2015, the company expects to achieve approximately 15% to 20% of the aforementioned productivity program total pretax savings of $65 million to $75 million. The company expects adjusted earnings per share-diluted to be in the $4.10 to $4.18 range, an increase of 3% to 5% versus 2014, including dilution from acquisitions and divestitures of around $0.20 per share.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment charges, business acquisition closing and integration costs, impairment charges, losses incurred upon dispositions, the gain realized on the sale of a trademark, NSRPE and NSRPI. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.
Below is a reconciliation of full-year 2015 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2014	2015 (Projected)
Reported EPS - Diluted	$3.77	$3.62 - $3.79
Acquisition and Integration Charges	0.05	0.05 - 0.06
Business Realignment Charges	0.03	0.33 - 0.40
India Impairment Charges	0.06	- -
Loss on Mauna Loa Divestiture	0.08	- -
Gain on Sale of Trademark	- -	(0.03)
NSRPE	- -	0.04 - 0.05
NSRPI	(0.01)	- -
Adjusted EPS - Diluted	$3.98	$4.10 - - $4.18

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2014. All information in this press release is as of June 19, 2015. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

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